Exhibit 77K
Change in Registrant's Certifying Accountant

On February 26, 2014, Deloitte & Touche LLP ("Deloitte") was selected as the Fund's independent registered public accounting firm for the 2014 fiscal year. The decision to change accountants was recommended and approved by the Audit Committee and approved by a majority of the Fund's Board, including a majority of the Independent Directors.
The predecessor independent registered public accounting firm's reports on the Fund's financial statements for each of the years ended December 31, 2013 and 2012 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During such fiscal periods and through February 28, 2014, the date of the predecessor independent registered public accounting firm's report on the Fund's financial statements for the year ended December 31, 2013, there were no disagreements between the Fund and the predecessor independent registered public accounting firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which such disagreements, if not resolved to the satisfaction of the predecessor independent registered public accounting firm, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the financial statements for such periods.



Exhibit A to Exhibit 77K


March 2, 2015
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the disclosure made in Item 77K of Form NSAR dated March 2, 2015, of the Lazard Retirement Series, Inc.
(the "Funds") and are in agreement with the statements contained therein insofar as they relate to our firm and the audit reports we issued on the Funds' financial statements for each of the years ended December 31, 2013 and 2012. We have no basis to agree or disagree with the other statements of the registrant contained in Item 77K as they relate to the selection and approval process for the successor Independent Registered Public Accounting
Firm for the Funds.

Very truly yours,

/s/ ANCHIN, BLOCK & ANCHIN LLP

cc: Mr. Stephen St. Clair, Vice President and Treasurer
Lazard Asset Management
30 Rockefeller Plaza
55th Floor
New York, NY 10020